CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 29, 2014, relating to the financial statements and financial highlights which appears in the August 31, 2014 Annual Report to Shareholders of JPMorgan Floating Rate Income Fund and JPMorgan Global Bond Opportunities Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York
December 19, 2014